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                                                                    Exhibit 99.1
JUNE 17, 2002
FOR IMMEDIATE RELEASE

  ACORN PRODUCTS ANNOUNCES REVISED LETTER OF INTENT FOR FINANCIAL RESTRUCTURING

         COLUMBUS, OHIO - Acorn Products, Inc. (NASDAQ: ACRN) announced today that it has entered into a revised Letter of Intent with entities representing a majority of the Company's shareholders that would lead to a financial restructuring and a strengthening of its balance sheet. Investment funds managed by TCW Special Credits and Oaktree Capital Management, LLC, which together own approximately 71% of the outstanding shares of the Company (the "Principal Holders"), have agreed under certain conditions to purchase $18 million of newly-issued common stock of the Company for the purpose of repaying outstanding indebtedness. The transaction, which values the Company's common stock at $0.50 per share, is expected to close on or before June 28, 2002. At the next annual meeting, it is expected that the Company will implement a 1 for 10 reverse stock split. It is further expected that subsequent to completion of these transactions, the Company will make a rights offering to unaffiliated shareholders wherein such holders will be entitled to purchase approximately $9 million of newly-issued common shares of the Company on the same terms and conditions as the Principal Holders. The Company has signed a Commitment Letter with CapitalSource Finance, LLC to provide a five-year $45 million credit facility in connection with such refinancing.

         CapitalSource Finance, LLC is one of the leading commercial finance firms in the United States. They excel in financing transactions that call for a high level of creativity, flexibility, insight or speed. CapitalSource offers asset-based, senior and mezzanine financing for small or mid-sized borrowers.

         The potential transaction is subject to significant conditions, including the approval of unaffiliated directors, and negotiation and execution of definitive documentation.

         While the Company expects that the combined ownership stake of its existing shareholders would be substantially diluted as a result of the initial investment of the Principal Holders, the Rights Offering, if fully subscribed, would afford shareholders other than the Principal Holders an opportunity to maintain their existing ownership stake in the Company. The precise terms under which the initial investment of the Principal Holders will be made, together with the terms of the Rights Offering, are subject to further review and negotiation by the Board of Directors. It is expected that the initial investment of the Principal Holders could be completed by June 30, 2002, which is the expiration date of the Company's existing bank credit facility. The Rights Offering would commence sometime thereafter subject to receipt of approvals from the Securities and Exchange Commission and other entities and would likely be completed by the end of the year. If the proposed transaction is not completed by June 30, 2002, there is no agreement with the lenders that are party to the existing bank credit facility as to the terms on which they would extend the expiry of such facility.

         A. Corydon Meyer, President and CEO of Acorn Products, commented "This is a culmination of everyone's efforts to perform a successful turnaround and create a viable company for the future. It has been critical to have the support of Oaktree and TCW Funds in the recapitalization, and together with the receipt of a commitment from CapitalSource Finance LLC for a five-year, $45 million loan agreement, we believe these transactions will benefit our entire group of stakeholders."

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools, cutting tools and watering products. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

         Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.